Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed financial information has been prepared by the management of ATN International, Inc.  (the “Company” or “ATN”) and gives pro forma effect to the completion of the sale by the Company of its U.S. Wireline business located in the northeastern United States and operating as Sovernet Communications (“Sovernet”) to TVC Albany, Inc. (the “Buyer”) an affiliate of funds managed by Oak Hill Capital Management, LLC (the “Sovernet Sale”).  Pursuant to the Purchase Agreement dated August 4, 2016, the Sovernet Sale was complete on March 8, 2017.  The contractual purchase price was $23.9 million consisting of the purchase price of $22.0 million and a closing date adjustment related to working capital and other matters in favor of the Company of approximately $1.9 million. Approximately $3.0 million of the sales proceeds will be held in escrow after closing to satisfy working capital adjustments in favor of the Buyer, to fund certain capital expenditure projects related to the assets sold and to secure the Company’s indemnification obligations.  Additionally, the Company may be entitled to receive monthly earn-out payments of up to an aggregate of $4.0 million with respect to the period from the closing date until December 31, 2017.  Sovernet does not qualify as a discontinued operation because the disposition does not relate to a strategic shift in our operations.

The following unaudited pro forma condensed financial information is provided for informational purposes only. The unaudited pro forma condensed financial information is not necessarily indicative of what the financial position or results of operations of the Company actually would have been if the sale of Sovernet had been completed as of and for the periods indicated.  In addition, the unaudited pro forma condensed financial information does not purport to project the future financial position or operating results of the Company.

The unaudited pro forma condensed financial information is based on financial statements prepared in accordance with GAAP.  In addition, the unaudited pro forma condensed financial information is based upon available information and a number of assumptions that the Company considers to be reasonable, and have been made solely for purposes of developing such unaudited pro forma condensed financial information for illustrative purposes in compliance with the disclosure requirements of Article 11 of Regulation S-X.

The unaudited pro forma condensed statements of operations give effect to the sale of Sovernet as if it had occurred on January 1, 2016.  The unaudited pro forma condensed balance sheet gives effect to the sale of Sovernet as if it had been consummated on December 31, 2016. You should read this unaudited pro forma information in conjunction with the accompanying notes to the unaudited pro forma condensed financial information and the historical financial statements of the Company filed with the Securities and Exchange Commission.

Pro forma adjustments related to the unaudited pro forma condensed income statements give effect to certain events that are (i) directly attributable to the sale of Sovernet, (ii) factually supportable and (iii) expected to have a continuing impact on the Company’s results. Pro forma adjustments related to the unaudited pro forma condensed balance sheet give effect to events that are directly attributable to the sale of Sovernet, and that are factually supportable regardless of whether they have a continuing impact or are non-recurring.

The pro forma adjustments relating to the Company’s loss are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of the book value of Sovernet’s assets, liabilities, and other closing date adjustment amounts. The Company is still in the process of evaluating the tax implications of the Sovernet Sale on its consolidated provision. Thus, the final loss may differ in material respects from that presented in the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Balance Sheet

As of December 31, 2016

(Amounts in Thousands)

	ATN	Sovernet Disposition	Pro Forma Adjustments		Pro Forma
Assets
Cash and cash equivalents	$269,721	$(1,838)	$20,218	(a), (c)	$288,101
Restricted cash	524	—	—		524
Short-term investments	9,237	—	—		9,237
Accounts receivable, net	45,419	(1,458)	—		43,961
Materials and supplies	14,365	(693)	—		13,672
Prepayments and other current assets	28,103	(920)	5,038	(a)	32,221
Total current assets	367,369	(4,909)	25,256		387,716

Fixed assets, net	647,712	(24,619)	—		623,093
Telecommunications license, net	48,291	—	—		48,291
Goodwill	62,873	—	—		62,873
Customer relationships, net	15,029	—	—		15,029
Restricted cash	18,113	—	—		18,113
Other assets	38,831	(40)	—		38,791

Total assets	$1,198,218	$(29,568)	$25,256		$1,193,906

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$12,440	$—	$—		$12,440
Accounts payable and accrued liabilities	92,708	(1,910)	1,472	(b)	92,270
Dividends payable	5,487	—	—		5,487
Accrued taxes	13,531	—	—		13,531
Advanced payments and deposits	25,529	(2,038)	—		23,491
Other current liabilites	410	—	—		410
Total current liabilities	150,105	(3,948)	1,472		147,629

Deferred income taxes	46,622	(396)	—		46,226
Other liabilities	47,939	—	—		47,939
Long term debt, excluding current portion	144,383	—	—		144,383
Total liabilities	389,049	(4,344)	1,472		386,177

Common stock	169	—	—		169
Treasury stock	(23,127)	—	—		(23,127)
Additional paid-in capital	160,176	(60,045)	59,375	(a), (c)	159,506
Retained earnings (accumulated deficit)	538,109	34,333	(35,591	)(a), (d)	536,851
Accumulated other comprehensive income	1,728	—	—		1,728
Total stockholders’ equity	677,055	(25,712)	23,784		675,127

Non-controlling interests	132,114	488	—		132,602
Total equity	809,169	(25,224)	23,784		807,729
Total liabilities and equity	$1,198,218	$(29,568)	$25,256		$1,193,906

Unaudited Pro Forma Statement of Operations

year ended December 31, 2016

(Amounts in Thousands, Except Per Share Data)

	ATN	Sovernet Disposition	Pro Forma Adjustments		Pro Forma
Revenue:
Wireless	$228,798	$—	$—		$228,798
Wireline	188,019	(20,974)	—		167,045
Renewable energy	21,608	—	—		21,608
Equipment and Other	18,578	(234)	—		18,344

Total revenues	457,003	(21,208)	—		435,795

Operating expenses (excluding depreciation and amortization unless otherwise indicated):
Termination and access fees	116,427	(11,528)	—		104,899
Engineering and operations	52,902	(3,157)	—		49,745
Sales and marketing	31,050	(1,156)	—		29,894
Equipment expense	14,342	(187)	—		14,155
General and administrative	94,293	(4,203)	—		90,090
Transaction-related charges	16,279	—	(611	)(e)	15,668
Restructuring charges	1,785	—	—		1,785
Depreciation and amortization	75,980	(3,290)	—		72,690
Impairment of goodwill and long lived assets	11,425	(11,076)	—		349
Bargain purchase gain	(7,304)	—	—		(7,304)
Gain on disposition of long lived assets	27	—	—		27

Operating expenses	407,206	(34,597)	(611)		371,998

Income from operations	49,797	13,389	611		63,797

Other income (expense)
Interest Income	1,239	(208)	—		1,031
Interest Expense	(5,362)	—	—		(5,362)
Other expense, net	(300)	—	—		(300)

Other expense	(4,423)	(208)	—		(4,631)

Income before taxes	45,374	13,181	611		59,166
Income taxes	21,160	3,614 (f)	241	(e)	25,015

Net income	24,214	9,567	370		34,151
Net income attributable to non-controlling interests, net of tax	(12,113)	(383)	—		(12,496)

Net income attributable to ATN, International, Inc. stockholders	$12,101	$9,184	$370		$21,655

Net income per share attributable to ATN International, Inc. stockholders:
Basic	$0.75				$1.34
Diluted	$0.75				$1.33

Weighted average common shares outstanding:
Basic	16,131				16,131
Diluted	16,227				16,227

Notes to Unaudited Pro Forma Condensed Financial Information
(Amounts In Thousands, Except Per Share Data)

Note 1. Basis of Presentation

The unaudited pro forma condensed financial information is derived from the Company’s historical audited consolidated financial statements as of and for the year ended December 31, 2016, included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Note 2. The Disposition of Sovernet

On March 8, 2017, the Company completed the sale of substantially all of the assets and liabilities of its Sovernet subsidiary for consideration of $25.9 million.  The consideration includes $20.9 million of cash and $5.0 million of receivables.  The amounts receivable consist of $3.0 million held in escrow and $2.0 million of contingent consideration which represents the fair value of the $4.0 million earn-out payments.  The escrow balance is held to satisfy working capital adjustments in favor of the Buyer, to fund certain capital expenditure projects related to the assets sold and to secure the Company’s indemnification obligations.  The contingent consideration represents the fair value of future payments related to certain operational milestones of the disposed assets.  The net book value of the assets and liabilities being transferred is $26.2 million, as of December 31, 2016.  The Company incurred $1.1 million of transaction related charges pertaining to legal, accounting and consulting services associated with the transaction, of which $0.6 million were incurred during the year ended December 31, 2016. The table below identifies the assets and liabilities transferred:

Consideration	$25,926

Assets and liabilities disposed
Cash	1,838
Accounts receivable	1,458
Other current assets	1,613
Property, plant and equipment	24,619
Other Assets	40
Accounts payable and accrued liabilities	(972)
Advance payments and deposits	(2,038)
Deferred tax liability	(396)

Net assets disposed	26,162

Consideration less net assets disposed	(236)

Transaction costs:
Incurred prior to December 31, 2016	(611)
Accrued in pro forma results	(534)
Total	(1,145)

Loss	(1,381)

Note 3. Pro Forma Adjustments

The following is a summary of the pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements based on preliminary estimates, which may change as additional information is obtained:

(a)         Purchase Price — reflects the adjustment to include the consideration received consisting of $20.9 million of cash and $5.0 million of amounts receivable upon satisfaction of escrow terms and achievement of operational milestones.

(b)         Accounts payable and accrued liabilities — reflects an accrual of $0.5 million for transaction costs related to the disposition and $1.0 million to fund certain capital expenditures related to the assets sold.

(c)          Additional paid in capital — In connection with the transaction, ATN paid $0.7 million to repurchase non-controlling interest in its Sovernet subsidiary.

(d)         Retained earnings — As a result of the disposition the Company recognized a loss of $0.2 million before transaction costs, a loss on deconsolidation of $0.5 million, and accrued transaction costs of $0.5 million.  These were not included in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2016 due to their non-recurring nature, but has been recorded in the unaudited pro forma condensed balance sheet as of December 31, 2016.

(e)          Transaction-related charges — reflects the adjustment to remove expenses, and the associated tax impact, pertaining to legal, accounting and consulting services associated with the Sovernet Sale.

(f)           Income taxes — Sovernet’s operations recorded a loss and tax benefit for the year ended December 31, 2016. Removing the tax benefit from the pro forma results increases pro forma tax expense.